Exhibit 21


LIST OF SUBSIDIARIES OF THE REGISTRANT (1):

Subsidiary

ACME Chaston Puerto Rico, Inc.

American Safety Razor Corporation

American Safety Razor of Canada Limited

ASR Holdings, Inc.

Bond Blades International, Ltd.

The Hewitt Soap Company, Inc.

Industrias Manufactureras ASR de Puerto Rico, Inc.

Megas Beauty Care, Inc.

Personna International de Mexico, S.A. de C.V.

Personna International Limited

Personna International UK Limited

Personna International (Deutschland) GmbH

Personna International de Puerto Rico, Inc.

Valley Park Realty, Inc.




(1) Each subsidiary is 100% owned by the Company or certain of its subsidiaries.



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